Exhibit 99.1

WORCESTER, Mass., October 30, 2008 –

The Hanover Insurance Group Reports

Third Quarter Results

Third Quarter 2008 Financial Highlights

•

Segment income after tax of $3.3 million, or $0.07 per share, compared to $51.7 million, or $0.98 per share, in the prior-year quarter(1), which included the after-tax net impact of catastrophes of $63.8 million, or $1.25 per share, in the third quarter of 2008, and $16.3 million after tax, or $0.31 per share, in the third quarter of 2007.

•	Pre-tax catastrophe and related storm losses of $98.2 million in the current quarter, consistent with the company’s pre-released estimate of $95 million to $100 million.

•

Net loss of $61.8 million, or $1.21 per share, included $52.8 million of realized losses on investments, or $1.04 per share, and a loss from discontinued operations of $18.3 million, or $0.36 per share, compared to net income of $53.9 million, or $1.03 per share, in the prior-year quarter. Realized losses include previously disclosed impairments related to Lehman Brothers and Washington Mutual holdings of $36.7 million.

•	Net premiums written of $651.6 million, compared to $621.8 million in the prior-year quarter, an increase of 4.8%.

•

Book value per share of $40.09 at September 30, 2008, compared to $44.37 per share at December 31, 2007. The year-to-date change in book value per share includes a reduction related to discontinued life operations of $1.83 per share.

•	Book value per share, excluding accumulated other comprehensive income (loss), of $44.37 at September 30, 2008, compared to $44.77 per share at December 31, 2007.

•	Book value per share, excluding accumulated other comprehensive income (loss) and excluding the effect of discontinued life operations increased 3.3% year-to-date and 6.2% since September 30, 2007.

Financial Highlights

$ in millions, except per share amounts	Quarter ended September 30
	2008	2007
Total Segment Income after taxes	$3.3	$51.7
Federal income tax settlement	6.4	—
Net realized investment losses	(52.8)	(0.8)
Income tax (expense) benefit on non-segment income	(0.4)	0.6

(Loss) Income from Continuing Operations	(43.5)	51.5

Discontinued Operations	(18.3)	2.4

Net (Loss) Income	$(61.8)	$53.9

Net (Loss) Income per share (Diluted)(2)	$(1.21)	$1.03

(1)	Segment income after tax and segment income after-tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, net income, is provided on page 12 of this press release.
(2)	Per share data for the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported a net loss for the third quarter of 2008 of $61.8 million, or $1.21 per share, compared to income of $53.9 million, or $1.03 per share, in the third quarter of the prior year. Net loss for the third quarter of 2008 included net realized investment losses of $52.8 million, or $1.04 per share, compared to $0.8 million loss in the prior-year quarter. The net loss for the current quarter also included a loss of $18.3 million, or $0.36 per share, from discontinued operations, compared to a $2.4 million, or $0.05 per share, gain in the prior-year quarter.

Total Property and Casualty pre-tax segment income was $13.8 million in the third quarter of 2008, compared to $88.3 million in the third quarter of the prior year. The third quarter of 2008 included significantly higher catastrophe losses of $98.2 million pre-tax, compared to $25.1 million pre-tax in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income would have been $112.0 million in the third quarter of 2008, compared to $113.4 million in the third quarter of 2007.

“While our third quarter results reflect the pre-announced impacts of extreme storm activity and the recent turmoil in the financial markets, we expect to generate very solid results for the year,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Through the first three quarters, we have produced strong results in our core business, with positive underlying trends. Our combined ratio, excluding catastrophe losses, has improved year-over-year, we are maintaining our margins and we are generating continued favorable loss reserve development, indicative of our disciplined underwriting practices. At the same time, our year-to-date growth, at 4 percent, is in line with our expectations and ahead of industry averages.

“In spite of all of the challenges facing the industry,” Eppinger continued, “our company is in excellent financial condition, as underscored by our board of directors’ decision last week to increase our common stock dividend for the fourth consecutive year.”

The following table details pre-tax segment income (loss).

$ in millions, except per share amounts	Quarter ended September 30		Year-to-date September 30
	2008(1)	2007(2)	2008	2007(2)
Personal Lines(3)	$18.1	$48.8	$83.8	$150.4
Commercial Lines(4)	(6.6)	39.2	114.1	126.7
Other Property and Casualty	2.3	0.3	6.8	7.2

Total Property & Casualty	13.8	88.3	204.7	284.3
Interest expense on corporate debt	(10.0)	(10.0)	(29.9)	(29.9)

Total pre-tax segment income	3.8	78.3	174.8	254.4
Federal income tax expense	(0.5)	(26.6)	(58.4)	(86.5)

Total segment income after taxes (5)	$3.3	$51.7	$116.4	$167.9

per share(5)	$0.07	$0.98	$2.25	$3.21

(1)	Per share data for the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution.
(2)	Restated to reflect certain additional expenses that were previously reported in the now discontinued traditional life business.
(3)	Includes Personal Lines pre-tax net impact of catastrophes of $39.7 million and $5.2 million for the third quarters of 2008 and 2007, respectively.
(4)	Includes Commercial Lines pre-tax net impact of catastrophes of $58.5 million and $19.9 million for the third quarters of 2008 and 2007, respectively.
(5)	See reconciliation from segment income to net (loss) income at the end of this document.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended September 30		Year-to-date September 30
	2008	2007(1)	2008	2007(1)
Personal Lines losses (excluding catastrophes)	54.1%	54.0%	54.5%	52.9%
Personal Lines catastrophe-related losses	10.8%	1.3%	6.8%	1.8%
Total Personal Lines losses	64.9%	55.3%	61.3%	54.7%
Commercial Lines losses (excluding catastrophes)	44.1%	38.7%	38.0%	40.2%
Commercial Lines catastrophe-related losses	23.2%	6.7%	10.7%	3.8%
Total Commercial Lines losses	67.3%	45.4%	48.7%	44.0%
Total P&C Losses	65.8%	51.6%	56.2%	50.7%
Loss adjustment expenses	10.5%	11.2%	10.5%	10.9%
Policy acquisition and other underwriting expenses	32.1%	33.1%	33.0%	33.2%
Combined Ratio	108.4%	95.9%	99.7%	94.8%
Combined Ratio (excluding catastrophes)	92.6%	91.7%	91.3%	91.8%

(1)	Restated to reflect certain additional expenses that were previously reported in the now discontinued traditional life business.

Personal Lines

Personal Lines pre-tax segment income was $18.1 million in the third quarter of 2008, compared to $48.8 million in the prior-year quarter. The pre-tax net impact of catastrophes was $39.7 million in the third quarter of 2008, compared to $5.2 million in the third quarter of 2007. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $57.8 million in the third quarter of 2008, compared to $54.0 million in the prior-year quarter.

Segment income in the current quarter benefited from lower underwriting expenses, primarily driven by a reduction in variable compensation expenses and higher favorable development of prior-year loss reserves, partially offset by higher current accident year losses in the personal auto line.

Current accident year losses in personal auto were higher in the quarter, primarily due to an unusually low level of incurred losses in the third quarter of 2007. Homeowners’ accident year losses were lower in the third quarter of 2008, when compared to unusually heavy large losses in the third quarter of 2007.

Personal Lines highlights:

•	Net premiums written were $397.5 million in the third quarter of 2008, compared to $392.9 million in the third quarter of 2007, an increase of 1.2%.

•	Net premiums earned were $368.6 million in the third quarter of 2008, compared to $367.7 million in the third quarter of 2007.

•	New business net premiums written were $66.6 million in the third quarter of 2008, compared to $67.3 million in the third quarter of 2007, and $66.5 million in the second quarter of 2008.

•

The Personal Lines GAAP combined ratio was 103.7% in the third quarter of 2008, compared to 95.7% in the prior-year quarter. Catastrophe related losses were $39.7 million, or 10.8 points of the third quarter combined ratio in 2008, compared to $5.2 million, or 1.4 points in the prior-year quarter.

•

Favorable development of prior-year loss reserves was $15.8 million in the third quarter of 2008, compared to $9.8 million in the third quarter of 2007, improving the Personal Lines combined ratio by 4.3 points and 2.6 points, respectively.

Commercial Lines

Commercial Lines pre-tax segment loss was $6.6 million in the third quarter of 2008, compared to a profit of $39.2 million in the third quarter of 2007. The pre-tax net impact of catastrophes was $58.5 million in the third quarter of 2008, compared to $19.9 million in the third quarter of 2007. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $51.9 million in the third quarter of 2008, compared to $59.1 million in the prior-year quarter.

The decrease of Commercial Lines ex-catastrophe segment income was primarily driven by higher ex-catastrophe accident year losses in the current quarter, attributable to a high incidence of large property losses in the commercial multiple peril line compared to the prior-year quarter. On a year-to-date basis, however, the commercial multiple peril line showed an improvement in both the ex-catastrophe accident year loss performance and in large property losses when compared to the prior-year period.

Commercial Lines highlights:

•	Net premiums written were $254.1 million in the third quarter of 2008, compared to $228.9 million in the third quarter of 2007, representing an increase of 11.0%.

•	Net premiums earned were $252.5 million in the third quarter of 2008, compared to $227.5 million in the third quarter of 2007.

•	New business net premiums written were $79.1 million in both the third quarters of 2008 and 2007, and were $80.8 million in the second quarter of 2008.

•

The Commercial Lines GAAP combined ratio was 115.3% in the third quarter of 2008, compared to 96.0% in the prior-year quarter. Catastrophe related losses were $58.5 million or 23.2 points of the third quarter combined ratio in 2008, compared to $19.9 million, or 8.8 points in the prior-year quarter.

•

Favorable development of prior-year loss reserves was $19.5 million in the third quarter of 2008, compared to favorable development of $22.4 million in the third quarter of 2007, improving the Commercial Lines combined ratio by 7.7 points and 9.8 points, respectively.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $2.3 million in the third quarter of 2008, compared to $0.3 million in the prior-year quarter.

Discontinued Operations

Discontinued Operations include several exited businesses as well as results of First Allmerica Life Insurance Company (“FAFLIC”), our traditional life business, currently under a definitive agreement to be sold.

Net loss in the third quarter of 2008 included a loss related to the discontinued FAFLIC business of $21.7 million, primarily driven by investment impairment charges of $15.7 million.

The third quarter of 2008 also included an after-tax gain of $3.4 million on previously disposed businesses.

Investment Results

Net investment income from continuing operations increased by $2.7 million, to $65.5 million for the third quarter of 2008, compared to $62.8 million in the third quarter of 2007. This increase was primarily the result of an inter-company transfer of assets effective January 1, 2008.

Pre-tax net realized investment losses were $52.8 million in the third quarter of 2008, compared to a loss of $0.8 million in the same period of 2007. In the third quarter of 2008, the company recognized impairments of $53.1 million on certain fixed maturity securities in continuing operations, as well as $15.7 million of impairments included in discontinued operations. These were partially offset by pre-tax net investment gains in continuing operations of $0.3 million. The increase in impairments in 2008 primarily reflects investment losses in the financial sector, including impairments of $36.7 million related to holdings of securities issued by Lehman Brothers and Washington Mutual.

Investment Portfolio

The company held $6.0 billion in cash and investment assets at September 30, 2008, which included $1.1 billion of assets to be sold as part of our discontinued FAFLIC business. Fixed maturities and cash represented 96% of our investment portfolio with a carrying value of $5.8 billion. Approximately 95% of our fixed maturity portfolio is rated investment grade.

Holdings of finance sector fixed maturities were $677.0 million with an average credit rating of A, representing 12.6% of total fixed maturities. Gross unrealized losses relating to these holdings were $101.6 million at September 30, 2008, or approximately 39% of total gross unrealized losses on investments. Included in this amount are gross unrealized losses of $16.3 million on securities expected to be transferred in connection with the sale of FAFLIC. While market valuations of financial sector holdings have deteriorated in the current quarter due to unprecedented events in the financial markets, the company believes the unrealized losses are temporary. Management believes that recent government actions, the quality of the assets, and the company’s ability and intent to hold such securities until recovery, will allow the company to realize the securities’ anticipated long-term economic value.

Total fixed-income investments, excluding financial issuers, were $4,841.9 million at book value and $4,713.5 million at fair value at September 30, 2008. Included in these net unrealized losses of $128.4 million are net unrealized losses of $29.8 million on securities expected to be transferred in connection with the sale of FAFLIC.

The Hanover continues to have no direct exposure to investment in sub-prime mortgages or sub-prime mortgage-backed securities, nor does it currently own any collateralized debt or loan obligations or invest in credit derivatives. Residential mortgage-backed securities constitute $1.1 billion of its invested assets with approximately 15% held in non-agency prime securities, substantially all of which are rated AAA. Commercial mortgage backed securities constitute $461.6 million of the company’s invested assets. Approximately 92% of its CMBS holdings were from pre-2005 vintages, with 5% from 2007 vintage, 3% from 2006 vintage and no 2005 vintage. The entire CMBS portfolio, of which approximately 80% was AAA rated, has a weighted average loan-to-value ratio of 66.7%. As of September 30, 2008, The Hanover holds $785.0 million of municipal bonds, with an overall rating of AA-. Financial guarantor insurance enhanced municipal bonds represent $344.3 million, or 44%, of the municipal portfolio. The overall credit rating of The Hanover’s insured municipal bond portfolio, giving no effect to the insurance enhancement, was A-.

Please see exhibits at the end of this document for more disclosures on the investment portfolio.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s third quarter results on Friday, October 31, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany our prepared remarks and has been posted on our web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s web site, located at www.hanover.com. Web-cast participants should go to the web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this web site approximately two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

The company’s estimate of catastrophe losses for the third quarter 2008 and certain statements regarding financial holdings and potential impairments, as well as statements regarding our balance sheet, capital and liquidity positions, margins, and loss reserve development, expectations regarding results for the year, and determinations as to whether unrealized losses are temporary, in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates which involve significant judgment and not guarantees of future performance, and actual results could differ materially. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates; (ii) the complexity of estimating losses from large catastrophe events where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial turmoil on the value of our investment portfolio and future investment income, including the amount of realized losses and impairments which will be recognized in future financial reports and our ability and intent to hold such investments until recovery; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; (v) the impact on our capital and liquidity of the current financial turmoil; (vi) variations in our current estimates that may change as the company finalizes future financial results; and (vii) the impact of recent federal government intervention into the financial sector.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails and with respect to losses incurred as the result of Hurricanes Gustav, Ike, Katrina and Rita), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the multivariate personal auto product and the homeowners tiered product) and expansion in geographic areas, the impact of the company’s acquisitions of Professionals Direct, Inc. and of Verlan Holdings, Inc. and its pending acquisition of AIX Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments, heightened competition (including increasing rate pressure, particularly in Commercial Lines), the recent change in the Massachusetts private passenger automobile regulatory environment from the “fix-and-establish” system to “managed competition,” the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers, the performance of the discontinued voluntary pools and accident and health business to be transferred to The Hanover Insurance Company from FAFLIC in connection with the sale of FAFLIC, and various other factors.

Finally, the projected proceeds from the sale of our life insurance business, FAFLIC, and the estimated loss on sale of this business, which is included in discontinued operations, are forward looking statements. There are certain factors that could cause actual results to differ materially from those anticipated in this press release, slide presentation and statements made. These include: (1) the successful consummation of the transactions with Commonwealth Annuity and Life Insurance Company in a timely manner; (2) the various conditions to the consummation of such transactions being satisfied or waived without the imposition of material burdens or expenses; (3) the required regulatory approvals of the transactions being obtained in a timely manner without the imposition of any material restrictions or burdens, including the proposed dividend, the sale to Commonwealth Annuity and Life Insurance Company, the coinsurance and related agreements for the accident and health business, certain intercompany transactions, including the proposed sale by the holding company to its subsidiary for cash and securities of assets the holding company receives from the proposed dividend; (4) the statutory results of operations of FAFLIC until close, which will impact the statutory surplus of FAFLIC and consequently the ultimate dividend and purchase price; (5) the uncertainties as to the gross or net proceeds to be received by THG, including the uncertainty as to the effects of the various purchase price adjustments and expenses incurred by THG and the impact of various tax elections, declines in value of certain investment assets and potential increases in investment impairments; (6) the ability to realize post-closing earnings for the property-casualty segment that are taxable and make FAFLIC’s tax attributes valuable; and (7) the impact of contingent liabilities, including litigation and regulatory matters, assumed by the holding company in connection with the transaction.

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses.

Segment income is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Property and Casualty segment income is the sum of the segment income of the three operating segments of The Hanover’s property and casualty operations: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income and Property and Casualty segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Net income is the most directly comparable GAAP measure for total segment income, Property and Casualty segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income, Property and Casualty segment income, and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as a substitute for net income determined in accordance with GAAP. A reconciliation of net (loss) income to segment income and Property and Casualty segment income for the quarters ended September 30, 2008 and 2007 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios, determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 40 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Sujata Mutalik	Michael F. Buckley
E-mail: smutalik@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-3457	1-508-855-3099

Definition of Reported Segments

Our continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

THE HANOVER INSURANCE GROUP, INC.

in millions, except per share amounts	Quarter ended September 30
	2008	2007
Net (loss) income	$(61.8)	$53.9
Net (loss) income per share (diluted)(1)	$(1.21)	$1.03
Weighted average shares(2)	51.0	52.5

(1)	Per share data for the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution.
(2)	Weighted average shares outstanding for the quarter ended September 30, 2008 represents basic shares outstanding due to anti-dilution.

The following is a reconciliation from segment income to net (loss) income(1):

	Quarter ended September 30				Nine months ended September 30
$ in millions except per share	2008		2007		2008		2007
	$	Per Share(2)	$	Per Share(3)	$	Per Share(3)	$	Per Share(3)
Property and Casualty
Personal Lines	$18.1	$—	$48.8	$—	$83.8	$—	$150.4	—
Commercial Lines	(6.6)	—	39.2	—	114.1	—	126.7	—
Other Property & Casualty	2.3	—	0.3	—	6.8	—	7.2	—

Total Property and Casualty	13.8	—	88.3	—	204.7	—	284.3	—
Interest expense on corporate debt	(10.0)	—	(10.0)	—	(29.9)	—	(29.9)	—

Total segment income	3.8	0.08	78.3	1.49	174.8	3.37	254.4	4.87
Federal income tax expense on segment income	(0.5)	(0.01)	(26.6)	(0.51)	(58.4)	(1.12)	(86.5)	(1.66)

Total segment income after federal income taxes	3.3	0.07	51.7	0.98	116.4	2.25	167.9	3.21
Federal income tax settlement	6.4	0.13	—	—	6.4	0.12	—	—
Net realized investment losses	(52.8)	(1.04)	(0.8)	(0.01)	(60.7)	(1.17)	(0.3)	(0.01)
Federal income tax (expense) benefit on non-segment income	(0.4)	(0.01)	0.6	0.01	(0.4)	(0.01)	0.4	0.01

(Loss) income from continuing operations, net of taxes	(43.5)	(0.85)	51.5	0.98	61.7	1.19	168.0	3.21
(Loss) income from operations of discontinued FAFLIC businesses (includes loss on assets held-for-sale in 2008), net of taxes	(21.7)	(0.42)	1.5	0.03	(92.9)	(1.80)	8.3	0.16
Income from operations of AMGRO (includes gain on disposal, in 2008), net of taxes	—	—	—	—	10.1	0.20	—	—
Gain on disposal of variable business, net of taxes	2.7	0.05	0.1	—	8.1	0.16	0.2	—
Other	0.7	0.01	0.8	0.02	(0.5)	(0.01)	0.8	0.02

Net (loss) income(4)	$(61.8)	$(1.21)	$53.9	$1.03	$(13.5)	$(0.26)	$177.3	$3.39

(1)	In accordance with Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information,” the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses including certain gains or losses on derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.
(2)	Per share data represents basic loss per share due to anti-dilution.
(3)	Per share data is per diluted share of common stock.
(4)	Per share data from the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution. Basic income (loss) per share was $1.04 for quarter ended September 30, 2007, and $(0.26) and $3.44 for the nine months ended September 30, 2008 and 2007, respectively.

The table below includes our top twenty-five financial sector fixed maturity holdings as of September 30, 2008 and related financial ratings. The allocation of securities has been prepared on a pro forma basis to reflect the securities that will be held by each entity after consideration of the FAFLIC sale.

($ In millions, except percentage data)

	Property & Casualty		Holdings to be transferred to FAFLIC Buyer		Total
Issuer	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	% of Inv. Assets	S&P Ratings

Bank of America	$41.1	$32.4	$2.0	$1.8	$43.1	$34.2	0.57%	AA-
Merrill Lynch (1)	15.4	12.0	7.0	4.9	22.4	16.9	0.28%	A

Total Bank of America	56.5	44.4	9.0	6.7	65.5	51.1	0.85%	AA-
JP Morgan	26.9	24.9	5.0	4.4	31.9	29.3	0.48%	AA-
Goldman Sachs	26.3	21.1	—	—	26.3	21.1	0.35%	AA-
Morgan Stanley	21.2	13.2	4.0	2.7	25.2	15.9	0.26%	A+
GE Capital	24.8	23.1	—	—	24.8	23.1	0.38%	AAA
Capital One	17.4	15.3	7.1	5.3	24.5	20.6	0.34%	BBB+
Royal Bank of Scotland	12.1	12.4	12.3	12.5	24.4	24.9	0.41%	A+
HSBC Bank	19.1	19.0	5.0	4.5	24.1	23.5	0.39%	A-
Manufacturers & Traders Bank	13.1	9.7	7.9	5.8	21.0	15.5	0.26%	A-
Wachovia Bank	13.7	9.2	7.1	5.0	20.8	14.2	0.24%	A+
Aetna	16.4	16.0	3.6	3.4	20.0	19.4	0.32%	A-
Credit Suisse First Boston	11.6	10.6	7.7	7.4	19.3	18.0	0.30%	AA-
American Express	16.2	14.2	3.0	2.5	19.2	16.7	0.28%	A+
Wellpoint	14.8	14.3	4.0	3.7	18.8	18.0	0.30%	A-
PNC Bank	16.6	15.4	—	—	16.6	15.4	0.26%	A+
Wells Fargo	16.4	14.9	—	—	16.4	14.9	0.25%	AA+
Bank of New York	10.9	10.1	4.4	4.3	15.3	14.4	0.24%	AA-
Fifth Third Bancorp	15.0	10.9	—	—	15.0	10.9	0.18%	A-
National City	15.0	6.3	—	—	15.0	6.3	0.10%	A-
CIT Group (2)	14.5	14.5	—	—	14.5	14.5	0.24%	A-
Student Loan Market (2)	10.7	10.7	3.1	3.1	13.8	13.8	0.23%	BBB-
Genworth Global Funding	11.2	9.6	2.0	1.7	13.2	11.3	0.19%	A
Regions Bank	8.2	5.6	5.0	4.1	13.2	9.7	0.16%	BBB+
FMR	7.2	6.8	5.0	4.9	12.2	11.7	0.19%	AA-
HBOS	12.0	11.8	—	—	12.0	11.8	0.20%	A

Top 25 Financial	427.8	364.0	95.2	82.0	523.0	446.0
Other Financial	227.3	205.7	27.4	25.3	254.7	231.0

Total Financial	$655.1	$569.7	$122.6	$107.3	$777.7	$677.0

(1)	Merrill Lynch acquisition by Bank of America is anticipated to close on January 2009.
(2)	Reflects impairments taken as of September 30, 2008.

The table below includes our top twenty-five non-financial sector corporate fixed maturity holdings as of September 30, 2008 and related financial ratings. The allocation of securities has been prepared on a pro forma basis to reflect the securities that will be held by each entity after consideration of the FAFLIC sale.

($ In millions, except percentage data)

	Property & Casualty		Holdings to be transferred to FAFLIC Buyer		Total
Issuer	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	% of Inv. Assets	S&P Ratings

AT&T	$34.2	$33.8	$9.2	$8.7	$43.4	$42.5	0.70%	A
Dominion Resources	23.2	22.0	8.7	8.3	31.9	30.3	0.50%	A-
CVS	24.5	22.9	7.0	6.5	31.5	29.4	0.49%	BBB+
Valero Energy	24.8	24.5	4.0	3.8	28.8	28.3	0.47%	BBB
Vodafone	18.6	17.6	7.0	6.4	25.6	24.0	0.40%	A-
Verizon	15.1	14.2	10.4	9.7	25.5	23.9	0.40%	A
Conoco Phillips	23.4	23.8	—	—	23.4	23.8	0.39%	A
Safeway	17.7	17.7	5.0	5.0	22.7	22.7	0.38%	BBB
Telefonica Europe	11.9	11.0	10.1	10.2	22.0	21.2	0.35%	BBB+
Kroger	20.6	20.5	—	—	20.6	20.5	0.34%	BBB-
Lowe’s	13.6	13.1	7.0	6.7	20.6	19.8	0.33%	A+
Oracle	4.6	5.1	15.4	15.4	20.0	20.5	0.34%	A
Home Depot	16.8	14.5	3.0	2.1	19.8	16.6	0.28%	BBB+
Textron	17.0	17.0	2.3	2.3	19.3	19.3	0.32%	A-
McKesson	12.1	11.9	7.3	7.0	19.4	18.9	0.31%	BBB+
General Mills	10.8	10.9	8.4	8.4	19.2	19.3	0.32%	BBB+
Consolidated Edison	16.0	15.6	3.1	3.1	19.1	18.7	0.31%	A-
Union Pacific	19.0	19.6	—	—	19.0	19.6	0.32%	BBB
Canadian Natural Resources	12.3	11.1	6.6	5.9	18.9	17.0	0.28%	BBB
Schering-Plough	15.4	14.1	3.2	2.8	18.6	16.9	0.28%	A-
Miller Brewing	16.4	16.0	2.0	2.0	18.4	18.0	0.30%	BBB+
Comcast	15.8	15.4	2.0	1.8	17.8	17.2	0.29%	BBB+
Encana	17.7	17.3	—	—	17.7	17.3	0.29%	A-
MidAmerican Energy	10.1	9.5	7.5	7.3	17.6	16.8	0.28%	A-
British Telecom	12.5	11.9	5.0	4.7	17.5	16.6	0.28%	BBB+

Top 25 Non-Financial	424.1	411.0	134.2	128.1	558.3	539.1
Other Non-Financial	1,139.0	1,075.3	306.9	308.4	1,445.9	1,383.7

Total Non-Financial	$1,563.1	$1,486.3	$441.1	$436.5	$2,004.2	$1,922.8